UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  October 19, 2016

CTI BIOPHARMA CORP.
(Exact Name of Registrant as Specified in its Charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Second Letter Agreement and Asset Return and Termination Agreement
As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2013, CTI BioPharma Corp. (the “Company”) entered into a Development, Commercialization and License Agreement (as amended, the “License Agreement”) with Baxter International Inc., Baxter Healthcare Corporation and Baxter Healthcare SA (collectively, “Baxter”) on November 14, 2013. Baxalta Incorporated and its affiliates (collectively, “Baxalta”) were assigned Baxter’s rights and obligations under the License Agreement. Pursuant to the License Agreement, among other things, the Company granted to Baxalta, as successor to Baxter, a license with respect to pacritinib, Baxalta and the Company agreed to collaborate as to the development and commercialization of pacritinib, and the Company obtained the contingent right to receive certain milestone and royalty payments. As previously disclosed in a Current Report on Form 8-K filed with the SEC on June 9, 2015, the License Agreement was amended on June 5, 2015. Baxalta was subsequently acquired by Shire plc (“Shire”). As of June 3, 2016, Shire beneficially owned approximately 5.5% of the Company’s common stock.
As previously disclosed in a Current Report on Form 8-K filed with the SEC on September 19, 2016, on September 19, 2016, the Company entered into a letter agreement (the “First Letter Agreement”) amending the License Agreement. The First Letter Agreement provided that if the Company and Baxalta were unable to negotiate and execute within 30 days (the “Letter Agreement Deadline”) a definitive agreement reflecting the terms contained within the non-binding term sheet agreed to between the parties on September 19, 2016 (the “Term Sheet”) regarding the termination of the License Agreement and the return of the asset, then for purposes of computing any applicable termination periods and deadlines under Section 15.2 of the License Agreement, September 13, 2016 would have been deemed the effective date of the notice of termination of the License Agreement received by the Company from Baxalta on September 13, 2016. On October 19, 2016, the Company and Baxalta entered into a letter agreement (the “Second Letter Agreement”) extending the Letter Agreement Deadline to 5:00pm Eastern Time on October 21, 2016.
Prior to the Letter Agreement Deadline, on October 21, 2016, the Company and Baxalta entered into an Asset Return and Termination Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company has reacquired worldwide rights for the development and commercialization of pacritinib, and the License Agreement has been terminated in its entirety, provided that certain customary provisions in the License Agreement, including those pertaining to confidentiality and indemnification, survive termination. In addition, Baxalta will pay to the Company a one-time cash payment in the amount of approximately $10.3 million as reimbursement for certain expenses incurred or to be incurred.
The Company in exchange has agreed to provide a one-time payment to Baxalta, upon the first regulatory approval or any pricing and reimbursement approvals of a product containing pacritinib, in the amount of approximately $10.3 million which represents certain amounts paid by Baxalta for the benefit of the pacritinib program manufacturing efforts. The Company has also agreed not to transfer, license, sublicense or otherwise grant rights with respect to intellectual property of pacritinib unless the transferee/licensee/sublicensee agrees to be bound by the terms of the Termination Agreement. The Company has not acquired a trademark owned by Shire.
The foregoing descriptions of the Second Letter Agreement and Termination Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Second Letter Agreement and Termination Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensation of Certain Officers.

(e)    Compensation of Certain Officers.

As previously announced, the Board of Directors of the Company appointed Richard L. Love as interim Chief Executive Officer and President of the Company (“Interim CEO”), effective October 2, 2016. On October 20, 2016, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved the compensation arrangements described below for Mr. Love while he serves as Interim CEO. These arrangements are set forth in a Compensation Agreement and an Option Agreement, each entered into by the Company and Mr. Love on October 20, 2016 and filed herewith as Exhibits 10.3 and 10.4, respectively. The following summary of these agreements is qualified in its entirety by the provisions of the Compensation Agreement and the Option Agreement, each of which is incorporated herein by reference.
While serving as Interim CEO, Mr. Love will receive a base salary of $30,000 per month and be eligible to participate in the Company’s employee benefit plans. The Company will also reimburse Mr. Love’s expenses for temporary housing in Seattle and travel to and from his personal residence, and will make an additional payment to reimburse Mr. Love for his tax liabilities incurred in connection with these temporary living and travel benefits. In addition, Mr. Love was granted an option to purchase 1,000,000 shares of the Company’s common stock at a per-share exercise price equal to $0.4087, the closing price of a share of Company common stock on the grant date. Fifty percent of the option will vest in six monthly installments following the grant date, subject to Mr. Love’s continued service as Interim CEO. The remaining fifty percent of the option will be subject to both this time-based vesting schedule and a performance-based requirement that the Company receive a new drug application (“NDA”) for pacritinib prior to October 2, 2018. If Mr. Love’s service as Interim CEO terminates as a result of the Company’s Board of Directors (the “Board”) identifying a successor Chief Executive Officer, the next monthly installment under the time-based vesting schedule for both components of the option will be deemed satisfied on his termination. If Mr. Love’s service terminates due to his death or disability, the time-based vesting schedule will be deemed fully satisfied. Following any termination of Mr. Love’s service as interim CEO, the performance-based option will remain outstanding to the extent the time-based vesting requirements have been met and will be eligible to vest if an NDA for pacritinib is received by the deadline noted above. The option, to the extent then outstanding and unvested, will fully vest upon a change in control of the Company. The vested portion of the option will remain exercisable through October 2, 2019 or, if later, for three months (twelve months if the termination is due to Mr. Love’s death or disability) following a termination of Mr. Love’s service to the Company as measured from the last day Mr. Love is either employed by the Company or a member of the Board (subject to earlier termination at the end of the option’s maximum term or in connection with a change in control of the Company).
While he is employed by the Company, Mr. Love will not be entitled to any additional compensation for his service as a Board member. If he continues to serve on the Board following a termination of his employment, he will again be eligible for compensation generally provided by the Company to its non-employee directors for their service on the Board.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Second Letter Agreement, dated October 19, 2016, by and between the Company and Baxalta

10.2	Asset Return and Termination Agreement, dated October 21, 2016, by and between the Company and Baxalta

10.3	Compensation Agreement, dated October 20, 2016, by and between the Company and Richard L. Love.

10.4	Stock Option Agreement, dated October 20, 2016, by and between the Company and Richard L. Love.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.

		By:	/s/ Louis A. Bianco
Date:	October 24, 2016		Name : Louis A. Bianco
Title: Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Letter Agreement, dated October 19, 2016, by and between the Company and Baxalta

10.2	Asset Return and Termination Agreement, dated October 21, 2016, by and between the Company and Baxalta

10.3	Compensation Agreement, dated October 20, 2016, by and between the Company and Richard L. Love.

10.4	Stock Option Agreement, dated October 20, 2016, by and between the Company and Richard L. Love.